EXHIBIT 10.2

WORTHINGTON INDUSTRIES, INC.
AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT FOR 2013

Effective as of the date specified in the attached Notice of Grant of Restricted Stock (the “Grant Date”), Worthington Industries, Inc. hereby grants to the individual identified in the Notice of Grant of Restricted Stock (the “Participant”) an award consisting of the number of restricted common shares of the Company (“Restricted Stock”) set forth in the Notice of Grant of Restricted Stock.  The Restricted Stock is subject to the terms and conditions described in the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement for 2013 (this “Agreement”). The “Company” shall mean Worthington Industries, Inc. individually, or together with its subsidiaries, as the context requires.

Section 1.                      Vesting

Except as provided in Section 2 of this Agreement, the Restricted Stock will vest on the third anniversary of the Grant Date, provided that the Participant has continuously remained an employee of the Company through such date.

Section 2.                      Termination of Employment or Change in Control

(a)           Death or Disability.  Any unvested shares of Restricted Stock shall become fully vested if the Participant dies or becomes permanently disabled, as determined by the Committee.

(b)           Retirement.  Any unvested shares of Restricted Stock generally are immediately forfeited if the Participant terminates employment due to retirement, but the Committee, in its sole discretion, may cause all or a portion of the shares of the Restricted Stock to vest as of the date of the Participant’s retirement, as determined by the Committee.

(c)           Change in Control.  If there is a Change in Control and within two years thereafter, the Participant’s employment is terminated by the Company without “cause” or by the Participant “due to an adverse change in the terms of the Participant’s employment” (as those terms are defined in rules adopted by the Committee), any unvested shares of Restricted Stock shall become fully vested on the date the Participant’s employment is terminated.  The provisions of this Section 2(c) shall apply in lieu of the provisions of Section 10 of the Plan.

Section 3.                      Transferability

Until the shares of Restricted Stock become vested as described in Section 1 or Section 2, the shares of Restricted Stock may not be sold, gifted, transferred, pledged, assigned or otherwise alienated or hypothecated.

Section 4.                      Rights Before Vesting.

Before the shares of Restricted Stock vest, (a) the shares of Restricted Stock will be held in escrow by the Company; (b) the Participant may exercise full voting rights associated with the shares of Restricted Stock; and (c) the Participant shall be entitled to all dividends and other distributions paid with respect to the shares of Restricted Stock, but such dividends and other distributions will be held in escrow by the Company and shall be subject to the same restrictions, terms and conditions as the shares of Restricted Stock to which they relate.

Section 5.                      Settlement

If the applicable terms and conditions of this Agreement are satisfied, the appropriate number of shares of Restricted Stock will be released from any transfer restrictions or delivered to the Participant with reasonable promptness after all applicable restrictions have lapsed.  Any fractional shares of Restricted Stock shall be settled in cash based upon the Fair Market Value of a common share of the Company on the settlement date.

The issuance of common shares of the Company shall be subject to the satisfaction of the Company’s counsel that such issuance shall be in compliance with applicable Federal and state securities laws.  Any common shares of the Company delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the common shares of the Company are then listed and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any certificates which may be issued to evidence such common shares to make appropriate reference to such restrictions.

Section 6.                      Withholding

The Company is authorized to withhold in respect of the shares of Restricted Stock, the amount of withholding taxes due in respect of vesting of such shares of Restricted Stock and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  The Committee may establish procedures for election by the Participant to satisfy such withholding taxes by delivery of, or directing the Company to retain, common shares that would otherwise be deliverable upon vesting of the shares of Restricted Stock.

Section 7.                      Forfeiture

In the event that the Participant terminates employment with the Company for any reason whatsoever, and within 18 months after the date thereof becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee, the Committee, in its sole discretion, may require the Participant to return to the Company the economic value of the shares of Restricted Stock which is realized or obtained (measured as of the date on which the shares of Restricted Stock vested) by the Participant at any time during the period beginning on that date which is six months prior to the date of the Participant’s termination of employment with the Company plus any dividends or other distributions paid with respect to the shares of Restricted Stock.

Section 8.                      Other Terms and Conditions.

(a)           Beneficiaries.  The Participant may designate a beneficiary to receive any shares of Restricted Stock that are unsettled or vest in the event of the Participant’s death.  If no beneficiary is designated, the Participant’s beneficiary shall be the Participant’s surviving spouse and, if there is no surviving spouse, the Participant’s estate.

(b)           No Guarantee of Employment.  The granting of shares of Restricted Stock shall not confer upon the Participant any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of the Participant at any time, with or without cause.

(c)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws (other than laws governing conflicts of laws) of the State of Ohio.

(d)           Rights and Remedies Cumulative.  All rights and remedies of the Company and of the Participant enumerated in this Agreement shall be cumulative and, except as expressly provided otherwise in this Agreement, none shall exclude any other rights or remedies allowed at law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

(e)           Captions.  The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.

(f)           Severability.  If any provision of this Agreement or the application of any provision hereof to any person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and in effect.

(g)           Entire Agreement.  This Agreement, together with the Notice of Grant of Restricted Stock and the Plan, which are incorporated herein by reference, constitutes the entire agreement between the Company and the Participant in respect of the subject matter of this Agreement, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement.  No officer, director, employee or other servant or agent of the Company, and no servant or agent of the Participant, is authorized to make any representation, warranty or other promise not contained in this Agreement.  No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon either party hereto unless contained in a writing signed by the party to be charged.

(h)           Restricted Stock Subject to the Plan. The shares of Restricted Stock are granted subject to the terms and conditions described in this Agreement and the Plan, which is incorporated by reference into and made a part of this Agreement.  In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan will govern except as specifically provided in this Agreement.  The Committee has the sole responsibility for interpreting the Plan and this Agreement, and the Committee’s determination of the meaning of any provision in the Plan or this Agreement will be binding on the Participant.  Capitalized terms that are not defined in this Agreement have the same meaning as in the Plan.

(i)           Section 83(b) Election. The Participant may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the shares of Restricted Stock (less any purchase price paid for the shares of Restricted Stock).  The election will be made on a form provided by the Company and must be filed with the Internal Revenue Service no later than 30 days after the Grant Date. The Participant must seek the advice of the Participant’s own tax advisors as to the advisability of making such an election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences associated with the shares of Restricted Stock under federal, state, and any other laws, rules and regulations that may be applicable. The Company and its agents have not and are not providing any tax advice to the Participant.

Section 9.                      Application of Section 280G of the Code.

If the Company determines that any payment or benefit, including any accelerated vesting, due to the Participant under this Agreement in connection with a Change in Control, when combined with any other payment or benefit due to the Participant from the Company or any other entity in connection with such Change in Control, would be considered a "parachute payment" within the meaning of Section 280G of the Code, the payments and benefits due to the Participant under this Agreement may be reduced by the Company to $1.00 less than the amount that would otherwise be considered a "parachute payment" within the meaning of Section 280G of the Code, in accordance with rules and procedures which may be established by the Committee.